EXHIBIT 10.6

PG&E CORPORATION
2014 LONGTERM INCENTIVE PLAN
NON-ANNUAL RESTRICTED STOCK UNIT AWARD
PG&E CORPORATION, a California corporation, hereby grants Restricted Stock Units to the Recipient named below (sometimes referred to as “you”). The Restricted Stock Units have been granted under the PG&E Corporation 2014 LongTerm Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Restricted Stock Units are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (the “Agreement”).
Date of Grant: March 1, 2021
Name of Recipient: Patricia K. Poppe
Recipient’s Participant ID: XXXXXXXX
Number of Restricted Stock Units: 2,910,205

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Restricted Stock Units dated March 2021.
If, for any reason, you wish to not accept this award, please notify PG&E Corporation in writing within 30 calendar days of the date of this award at ATTN: LTIP Administrator, Pacific Gas and Electric Company, 245 Market Street, N2T, San Francisco, 94105.

PG&E CORPORATION
2014 LONG TERM INCENTIVE PLAN
NON-ANNUAL RESTRICTED STOCK UNIT AGREEMENT

The LTIP and Other Agreements	This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the Restricted Stock Units, subject to the terms of the LTIP. Any prior agreements, commitments, or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP. In the event of any conflict between the provisions of this Agreement or the above cover sheet and the PG&E Corporation 2012 Officer Severance Policy, this Agreement or the above cover sheet will govern, as applicable. For purposes of this Agreement, employment with PG&E Corporation means employment with any member of the Participating Company Group.
Grant of Restricted Stock Units	PG&E Corporation grants you the number of Restricted Stock Units shown on the cover sheet of this Agreement. The Restricted Stock Units are subject to the terms and conditions of this Agreement and the LTIP.
Vesting of Restricted Stock Units	As long as you remain employed with PG&E Corporation, the total number of Restricted Stock Units originally subject to this Agreement, as shown on the cover sheet, will vest in accordance with the below vesting schedule (the “Normal Vesting Schedule”).
1,455,102 on January 4, 2022
1,455,103 on January 4, 2023
The amounts payable upon each vesting date are hereby designated separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Except as described below, all Restricted Stock Units subject to this Agreement which have not vested upon termination of your employment will then be cancelled. As set forth below, the Restricted Stock Units may vest earlier upon the occurrence of certain events.
Dividends	Restricted Stock Units will accrue Dividend Equivalents in the event that cash dividends are paid with respect to PG&E Corporation common stock having a record date prior to the date on which the RSUs are settled. Such Dividend Equivalents will be converted into cash and paid, if at all, upon settlement of the underlying Restricted Stock Units.

Settlement	Vested Restricted Stock Units will be settled in an equal number of shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below. PG&E Corporation will issue shares as soon as practicable after the Restricted Stock Units vest in accordance with the Normal Vesting Schedule (but not later than sixty (60) days after the applicable vesting date); provided, however, that such issuance will, if earlier, be made with respect to all of your outstanding vested Restricted Stock Units (after giving effect to the vesting provisions described below) as soon as practicable after (but not later than sixty (60) days after) the earliest to occur of your (i) “Disability” (within the meaning of Code Section 409A), (ii) death, or (iii) “separation from service” (within the meaning of Code Section 409A).
Voluntary Termination	In the event of your voluntary termination, all unvested Restricted Stock Units will be cancelled on the date of termination.
Termination for Cause	If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for “Cause,” all unvested Restricted Stock Units will be cancelled on the date of termination. For purposes of this award, “Cause” shall have the meaning set forth in the PG&E Corporation 2012 Officer Severance Policy, as in effect on the date hereof.
Termination other than for Cause	If your employment with PG&E Corporation is terminated by PG&E Corporation other than for Cause, all unvested Restricted Stock Units, will vest and be settled as soon as practicable after (but not later than sixty (60) days after) the date of your termination of employment, subject to the execution and non-revocation of a general release of claims by you or your estate under the PG&E Corporation 2012 Officer Severance Policy.
Death/Disability	In the event of your death or Disability (as defined in Code Section 409A) while you are employed, all of your Restricted Stock Units will vest and be settled as soon as practicable after (but not later than sixty (60) days after) the date of such event, subject to the execution and non-revocation of a general release of claims by you or your estate under the PG&E Corporation 2012 Officer Severance Policy.
Change in Control	In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Restricted Stock Units subject to this Agreement.
If the Restricted Stock Units are neither so assumed nor so continued by the Acquiror, and the Acquiror does not provide a substantially equivalent award in substitution for the Restricted Stock Units, all of your unvested Restricted Stock Units will vest immediately preceding and contingent on, the Change in Control and be settled in accordance with the Normal Vesting Schedule, subject to the earlier settlement provisions of this Agreement.

Withholding Taxes	The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of Restricted Stock Units will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Restricted Stock Units determined using the applicable minimum statutory withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax (“Withholding Taxes”). If the withheld shares were not sufficient to satisfy your minimum Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.
Leaves of Absence	For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”
Notwithstanding the foregoing, if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then you will be deemed to have had a “separation from service” for purposes of any Restricted Stock Units that are settled hereunder upon such separation. To the extent an authorized leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six (6) months and such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the six (6) month period in the prior sentence will be twenty nine (29) months.
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.
Voting and Other Rights	You will not have voting rights with respect to the Restricted Stock Units until the date the underlying shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent). No Restricted Stock Units and no shares of Stock that have not been issued hereunder may be sold, assigned, transferred, pledged, or otherwise encumbered, other than by will or the laws of decent and distribution, and the Restricted Stock Units may be exercised during the life of the Recipient only by the Recipient or the Recipient’s guardian or legal representative.
No Retention Rights	This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.

Recoupment of Awards	Awards are subject to recoupment in accordance with any applicable law and any recoupment policy adopted by the Corporation from time to time, including the PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as last revised on February 19, 2019 and available on the PG&E@Work internet site for the LongTerm Incentive Plan (the policy and location may be changed from time to time by PG&E Corporation); provided, however, that this award shall only be subject to recoupment to the extent the events giving rise to such recoupment occurred on or after the commencement of your employment with PG&E Corporation.
Change in Capital Structure	In the event of a change in the capital structure of the Corporation, this award and the shares of Stock subject to this award shall be subject to adjustment as set forth in Section 4.2 of the LTIP.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

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